Exhibit 10.3

June 3, 2021

Andrei Stoica

Dear Andrei:

On behalf of Butterfly Network, I am pleased to offer you a position as Chief Technology Officer and Senior Vice President, beginning on or around June 28, 2021 (the exact date of which may be earlier or later, depending on your schedule as we discussed). You will report directly to me.

Your annualized compensation in this position will consist of an annual base salary of $440,000 paid in twice monthly pay periods, less required deductions.

You will receive an annual (prorated for the first year) discretionary bonus with a target of 50% of your base salary, based on goals, objectives, and performance metrics to be determined by Butterfly Network’s management. Such bonus will be paid in the first quarter of the following calendar year. It will be a condition of your eligibility to receive any bonus that you remain employed with Butterfly Network through the date of payment of such bonus.

You will receive one-time make whole, taxable payment of $650,000 for incentive and retention forfeiture. This will be paid on your first payroll check after the first month anniversary of your start date. Such payment will be recoverable in full by the company in the event you voluntarily terminate your employment (other than for Good Reason as defined in the Butterfly Executive Severance Plan described below) prior to 12 months from your start date (for clarity, if such voluntarily termination occurs before you receive such payment, including on or before your start date, no such one-time make whole payment will be paid to you).

In addition to the outlined cash compensation, within 30 days you will receive a grant of $1,320,000 equivalent of equity, consisting of 50% restricted stock units and 50% stock options in Butterfly Network, that (i) will be subject to the terms of the grant documents therefore, (ii) subject to continued service and the specific terms of your grant. The Stock Options will vest over a four-year period with the following schedule: 25% on the last day of the calendar quarter of the one year anniversary of your start date, and 2.083% at the end of each month thereafter. The RSUs will vest over a four-year period with the following schedule: 25% on the last day of the calendar quarter of the one year anniversary of your start date, and 6.25% at the end of each quarter thereafter.

You will be eligible to participate in Butterfly’s long term incentive program, established and approved by the Compensation Committee of the Butterfly Board of Directors (the “LTIP”). It is currently expected that you will receive annual grants under the LTIP with a target value of 250% of your base salary on each annual grant.

This position is eligible for the Butterfly Executive Severance Program as publicly filed, and you will become a participant in such Executive Severance Program commencing on your start date.

You will be based out of Butterfly’s facility in the Burlington, MA area. As part of your relocation, Butterfly will reimburse reasonable moving expenses, provided you move within 12 months of your start date. Without limiting the generality of the foregoing, for purposes of clarity and the avoidance of doubt, these reimbursable expenses include the reasonable cost and time of temporary housing in the Burlington, MA area prior to your purchase of a residence, as well as any real estate commission payable by you. If you voluntarily terminate your employment with Butterfly without Good Reason within 18 months of your start date, you will be required to repay the relocation costs.

Butterfly Network recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Butterfly Network’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date.

Further, while we expect you to remain with Butterfly Network for a long time, this letter is not an employment contract and you will be an at-will employee.

This letter is subject to successful completion of a background check and upon the completion of references. By signing this letter, you authorize Butterfly Network to conduct such background check.

Butterfly Network considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Butterfly Network’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

Please note this offer will expire on June 15, 2021, unless accepted by you in writing prior to such date.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Butterfly Network. We firmly believe that Butterfly Network offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Kindest,

Butterfly Network, Inc.

By: /s/ Todd Fruchterman, MD, PhD

Name: Todd Fruchterman, MD, PhD

Title: Chief Executive Officer and President

ACCEPTED AND AGREED:

Signature: /s/ Andrei Stoica

Name: Andrei Stoica